FIRST AMENDED AND RESTATED

REVOLVING LINE OF CREDIT PROMISSORY NOTE

$750,000

Effective May 29, 2015

FOR VALUE RECEIVED, Enviromart Industries, Inc., a New Hampshire corporation with a principal place of business at 4 Wilder Dr. #7, Plaistow, New Hampshire 03865 ("Maker") promises to pay to The Rushcap Group, Inc., a corporation with a mailing address of 160 Summit Avenue, Montvale, New Jersey 07645 (the "Payee"),  or at such other places as Payee may designate from time to time in writing, the principal sum of SEVEN HUNDRED FIFTY THOUSAND and No/100s Dollars ($750,000 or so much of that sum as may be advanced under this First Amended and Restated Revolving Line of Credit Promissory Note and the note referred to in the Explanatory Note below (“Note”).

Explanatory Note

This first amended and restated Revolving Line of Credit Promissory Note amends and restates in its entirety that certain Revolving Line of Credit Promissory Note dated September 26, 2014 issued by Environmental Science and Technologies, Inc. (“EST”) and subsequently assumed by Maker, a wholly owned subsidiary of EST.

INTEREST

Interest shall accrue on each advance to the Maker, until paid in full, as follows: at the rate of 2.0% percent per month, until the principal advanced is paid in full.

Payments of principal and interest shall be made as provided below in the paragraph entitled “PAYMENT OF PRINCIPAL/INTEREST.”

LINE OF CREDIT TO PURCHASE INVENTORY

This Note evidences a revolving line of credit for the sole purpose of enabling Maker to purchase products to fulfill specific customer purchase orders approved in writing by Payee.  This Note is being issued in connection with an Inventory Financing and Security Agreement of even date.

Advances under this Note may be requested only in writing by Maker.  Advances under this Note shall be used by Maker only for the purpose of purchasing those specific products referenced in the purchase order for which the Maker is requesting financing.

The unpaid principal balance owing on this Note maybe evidenced by endorsement or amendments to the Note or by Payee’s internal records.  Payee shall have no obligation to advance funds under this Note.

PAYMENT OF PRINCIPAL/INTEREST

The Maker shall immediately authorize and direct each of its customers that have been or will be sold products, the purchase of which was or is funded by advances hereunder, to make all payments on account to the Payee at its address set forth above.  Promptly upon receipt of payment from the customer for the goods whose purchase was funded by advances hereunder, the Payee shall apply such payment as follows: (i) an amount equal to the product of (i) the amount of the payment received and (ii) a fraction, the numerator of which is the purchase price for the subject inventory and the denominator of which is the selling price of the inventory to the Maker’s customer, plus applicable interest as determined hereunder, shall be applied to payment of interest and principal due hereunder, and (ii) the remaining balance shall be remitted by the Payee to the Maker. For the avoidance of doubt, if (i) Payee advances $100,000 to the Maker for the purchase of inventory, (ii) Maker sells those products for $140,000, and (iii) Payee receives an initial payment of $75,000 from the customer within 30 days, Payee would (a) apply $53,571 to principal  (representing $100,000/$140,000 X $75,000 = $53,571) (leaving a balance of $46,429 in principal), (b) apply $2,000 to interest ($100,000 X.02 = $2,000 ), and (c) remit $19,429 to the Maker.

Notwithstanding anything to the contrary herein, the principal amount of an advance hereunder shall be due and payable one hundred twenty (120) days after the date of the advance, whether or not the customer has paid for the goods whose purchase was funded by such advance.

Maker shall use commercially reasonable efforts to cause its customers to make timely payments to Payee of all amounts due Maker on account.  Payee shall have the right but not the obligation to commence legal action on behalf of Maker (and at Maker’s expense) against any customer who fails to make timely payment to Payee of amounts due to Maker.  Maker shall promptly forward to Payee any payment that a customer should have sent to Payee but mistakenly sent to Maker.

In the event any payment is not received by Payee within ten (10) days following its due date, a late charge equal to five percent (5%) of the payment shall be due from Maker to Payee in addition to the payment that is otherwise due. Maker acknowledges that this late charge is intended to reimburse Payee for administrative expenses incurred by Payee due to Maker’s failure to make timely payments.

PREPAYMENT PRIVILEGE

Principal and/or interest may be prepaid in whole or in part at any time without penalty.

ACCELERATION

In the event that Maker shall default in the payment of interest or principal when due, and if such default shall continue for thirty (30) days following written notice from Payee to Maker, the whole sum of the principal balance and all accrued interest thereon shall become immediately due and payable at the option of Payee upon notice to Maker.

MISCELLANEOUS

Principal and interest are payable in lawful money of the United States.  If Payee institutes a judicial action to collect on this Promissory Note, Maker promises to pay reasonable attorneys' fees awarded by the court.  Time is of the essence in the performance by Maker of Maker's obligations under this Promissory Note.

EXECUTED AS AN INSTRUMENT UNDER SEAL THIS 19TH DAY OF JUNE, 2015.

MAKER:

ENVIROMART INDUSTRIES, INC.

BY: S/ GEORGE ADYNS

GEORGE ADYNS, PRESIDENT